EXHIBIT 99.1

VIALTA ANNOUNCES MERGER AGREEMENT

Fremont, Calif., March 28, 2005 – Vialta, Inc. (OTC:VLTA) today announced that it signed a definitive merger agreement with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of Vialta, and certain of his family members. Under the terms of the proposed merger, Victory will acquire the approximately 60% of Vialta stock not owned by it for $0.36 per share in cash.

The $0.36 per share price represents a 50% premium to the average closing price of Vialta common stock for the 30 days prior to March 28, 2005. As previously announced, Vialta retained Needham & Company in Spring 2004 to pursue strategic alternatives for the Company. This process has not resulted in Vialta receiving any acceptable transaction alternatives.

The board of directors of Vialta unanimously approved the transaction, with Mr. Chan abstaining, upon the unanimous recommendation of a special committee of the Company’s independent directors, and has recommended that shareholders of the Company vote for approval of the merger agreement. The special committee’s independent financial advisor, Salem Partners LLC, has delivered a written opinion to the effect that the merger consideration is fair from a financial point of view to the shareholders of Vialta other than the Chan Parties. The merger is subject to a number of conditions, including shareholder approval of the merger agreement.

Didier Pietri, the Company’s Chief Executive Officer stated, “Vialta has been seeking a strategic solution because the Company lacks the scale where continuing as a public company makes sense. The transaction with Mr. Chan offers a good solution for both our public shareholders and customers, which will benefit from the continued supply of our products.”

This announcement is neither a solicitation or a proxy, an offer to purchase nor a solicitation of an offer to sell Vialta shares of common stock. Vialta will file a proxy statement and other documents regarding the proposed merger with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement will be sent to shareholders of Vialta seeking their approval of the merger agreement at a special meeting of shareholders. Shareholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about Vialta, the proposed merger and related matters. Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Vialta with the SEC at the SEC’s web site at www.sec.gov.

Vialta will schedule a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement. Shareholder approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Vialta common stock. The merger is expected to be completed in the second quarter of 2005, subject to customary conditions and approvals.

About Vialta

Vialta develops, designs and markets unique and innovative home entertainment and communications products for the mainstream consumer. The company was formed in April 1999 and is publicly traded on the OTC Bulletin Board under the symbol VLTA. The company is headquartered in Fremont, California with offices in Los Angeles and Hong Kong.

Forward-Looking Statements

The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possibility that the merger will not be consummated, the diversion of management time to completing the merger away from the company’s operations, expenses and costs associated with the transaction that could affect the results of operations of the company, actions taken by the company in anticipation of the merger that may not be undone if the merger is not consummated and other risks detailed from time to time in the SEC reports of Vialta, including reports on Form 10-K and Form 10-Q. Actual results could differ materially from those projected in the forward-looking statements.

Press Contact:
Ken Tenaglia
VP Marketing Communications
Vialta, Inc.
510-870-3668
ken.tenaglia@vialt.com